Commerce Bancshares, Inc. Board of Directors Reauthorizes Share Repurchase Program

Company Release - 11/3/2026 11:00 AM ET

KANSAS CITY, Mo.--(BUSINESS WIRE)-- Commerce Bancshares, Inc. (NASDAQ: CBSH) announced that its Board of Directors approved the repurchase, in combination with the amount remaining from the prior authorization on April 24, 2026, of up to 7,500,000 total shares of the Company's common stock through its share repurchase program.

Repurchases under the program may be made from time to time through open market purchases, privately negotiated transactions, or other methods in compliance with applicable laws and regulations. Any repurchases will be made at the sole discretion of management, and the timing and actual number of shares repurchased will depend on market pricing and conditions, business, legal, accounting and other considerations.

The share repurchase program does not obligate Commerce to purchase any particular number of shares, and there is no assurance as to the timing or volume of any repurchases. The program may be suspended, modified, or terminated by the Company at any time and for any reason without prior notice.

About Commerce Bancshares, Inc.

Commerce Bancshares, Inc. (NASDAQ: CBSH) is a regional bank holding company with $34.8 billion in assets[1], offering banking, payment solutions, wealth management and securities brokerage through its subsidiaries. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions.

Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. The company also delivers financial planning, private banking, investment management and trust services to clients through a network of dedicated wealth offices across the country. Customers can conveniently access their accounts

24/7 using mobile and online platforms, as well as a customer service line.

Learn more at www.commercebank.com

[1]As of September 30, 2026

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" within the Company's Annual Report on Form 10-K.

For more information, please contact:
Matt Burkemper (314) 746-7485
Matthew.Burkemper@CommerceBank.com

Source: Commerce Bancshares, Inc.